EXHIBIT (a)(1)(xix)

FORM OF CONFIRMATION OF ELECTION NOT TO PARTICIPATE
IN THE OPTION EXCHANGE PROGRAM

Date:	[___], 2005
To:	RFMD Eligible Employees who did not participate in the Option Exchange Program
From:	Nina Saravia, Tax Manager or Brenda Hatley, Stock Option Administrator
Subj:	Confirmation of Election Not to Participate

Dear [Employee Name]:

Our records show that you have not elected to tender any of your Eligible Options for exchange in the RF Micro Devices, Inc. Option Exchange Program by the deadline of 12:00 Midnight Eastern Daylight Time on August 5, 2005.

This is your confirmation statement regarding your non-participation in the Option Exchange Program.

Should you have any questions, you may contact RFMD’s Treasury Department by email to “Option Exchange Coordinator”
(OEC@rfmd.com) or by phone to Extension 5750 ((336) 678-5750).

RFMD Treasury Department